Exhibit 10.1

EXECUTION COPY

SEPARATION AGREEMENT

AND GENERAL RELEASE OF ALL CLAIMS

This Separation Agreement and General Release of all Claims (this “Agreement”) entered into by and between The Wet Seal, Inc., a Delaware corporation (the “Company”), and Joel N. Waller (“Executive”) is dated as of October 2, 2007.

In consideration of the promises set forth in this Agreement, Executive and the Company (the “Parties”) hereby agree as follows:

1. Entire Agreement.

This Agreement is the entire agreement between the Parties with respect to the subject matter hereof and contains all agreements, whether written, oral, express or implied, between the Parties relating thereto and supersedes and extinguishes any other agreement relating thereto, whether written, oral, express or implied, between the Parties, including, without limitation, the Employment Agreement between the Parties, dated as of December 16, 2004 (the “Employment Agreement”); provided, that, no rights or obligations established under any such superseded agreement and specifically preserved by this Agreement are extinguished. Other than this Agreement, the Performance Shares Award Agreement dated as of February 1, 2005 between the Parties (the “Performance Shares Award Agreement”) and the Stock Option Agreement dated as of March 10, 2005 between the Parties (the “Stock Option Agreement”), and as otherwise explicitly stated herein, there are no agreements of any nature whatsoever between Executive and the Company that survive the execution and delivery of this Agreement by the Parties. This Agreement may not be modified or amended, nor may any rights under it be waived, except in a writing signed and agreed to by the Parties.

2. Termination of Employment.

The Parties hereby agree that Executive’s employment and any and all appointments he holds with the Company and any of its affiliates or subsidiaries (collectively, the “Company Group”), whether as officer, director, employee, consultant, agent or otherwise (including, without limitation, as President and Chief Executive Officer of the Company) shall cease as of October 8, 2007 (the “Termination Date”). Effective as of the Termination Date, Executive shall have no authority to act on behalf of the Company or any other member of the Company Group, and shall not hold himself out as having such authority or otherwise act in an executive or other decision making capacity.

3. Payments and Benefits.

Executive shall be entitled to the following payments and benefits:

A. Payment of an amount equal to Executive’s current base compensation for the period from and including the Termination Date through February 1, 2008, which amount equals $208,355.94;

B. Payment of an amount equal to 100% of Executive’s Target Bonus for the Fall 2007 incentive period, which amount equals $390,000; and

C. Payment of an amount equal to the product of (i) and (ii), where (i) is that portion of the monthly COBRA premium equal to the difference between the COBRA premium and Executive’s monthly contribution towards healthcare benefits that was in effect as of the Termination Date and (ii) is 18, which amount equals $7,548.84.

D. Payment of (i) any accrued, but unpaid base compensation earned through the Termination Date, (ii) the cash value of any accrued but unused vacation, through the Termination Date, which amount equals $71,812.50, (iii) reimbursement for any unreimbursed business expenses incurred prior to the Termination Date to which Executive would otherwise be entitled and (iv) any amounts due under any Company benefit plan or arrangement in accordance with the terms of said plan or arrangement due for the period prior to the Termination Date.

E. Provided that Executive does not revoke this Agreement, continued vesting of Executive’s 800,000 unvested performance shares until 4:00 p.m. (local time in New York) on February 1, 2008, subject to the terms and conditions of the Performance Shares Award Agreement.

F. Pursuant to the terms and conditions of the Company’s 1996 Long Term Incentive Plan, continued exercisability of Executive’s 333,334 vested stock options for three (3) months after the Termination Date, at an exercise price of $3.12 per share.

4. Forfeiture of Benefits; Termination of Rights.

A. Notwithstanding any other provision contained herein, if Executive knowingly breaches any of his obligations under Sections 6 through 9 and 13 of the Employment Agreement which, pursuant to Section 5 hereof, shall survive the Termination Date, Executive shall forfeit the benefit set forth in Sections 3E and F.

B. As of and after the Termination Date, Executive shall no longer participate in, accrue service credit or have contributions made, either by Executive or on his behalf, under any employee benefit plan sponsored by the Company in respect of periods commencing on and following the Termination Date, including without limitation, any plan which is intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and Executive shall have no further right to receive compensation or other consideration from the Company.

C. Subject to Section 4A and provided that Executive does not revoke this Agreement, the payments and benefits described in Sections 3A, 3B, and 3C shall be paid in one lump sum to Executive immediately following the expiration of the seven-day revocation period described in Section 8F below.

5. Survival of Covenants.

The covenants contained in Sections 6 through 9 and 13 of the Employment Agreement and related provisions, including, without limitation, any provisions describing the Company’s remedies upon a breach of any such covenants shall survive the Termination Date and be effective for such respective periods contemplated by the Employment Agreement.

6. Return of Company Property.

Notwithstanding the provisions of Section 13 of the Employment Agreement (which are incorporated into this Agreement pursuant to Section 4), the Parties agree that Executive may (i) retain copies of any employment, compensation or benefits agreements between Executive and the Company, this Agreement and any employee benefit plan materials distributed generally to participants in any such plan by the Company and (ii) retain copies of his personal diaries and Rolodex (including, but not limited to, the information contained in Executive’s current Microsoft “Contacts” and “Calendar” software files). On the Termination Date, all telephone and other accounts being paid by the Company on Executive’s behalf, shall be terminated and all company credit cards shall be returned to the Company and canceled. To the extent any charges are made by Executive using company accounts or credit cards after the Termination Date, such charges will be solely Executive’s responsibility.

7. Non-Disparagement; Communication; Continuing Cooperation.

A. Executive hereby agrees not to defame, or make any disparaging statements that are intended to cause harm to, any member of the Company Group or any of their products, services, finances, financial condition, capabilities or other aspect of or any of their business, or any former or existing shareholders, employees, managers, directors, officers or agents of, or contracting parties with, any member of the Company Group in any medium to any person or entity without limitation in time. The Company hereby agrees that the members of the Company’s Board of Directors and the executive officers of the Company shall not defame, or make any disparaging statements that are intended to cause harm to, Executive in any medium to any person or entity without limitation in time. Notwithstanding this provision, the Parties (including, in the case of the Company, the members of its Board of Directors and its executive officers) may confer in confidence with their legal representatives and make truthful statements as required by law. The Company and Executive shall mutually agree as to the timing, content and any and all aspect of any internal, external and media communication concerning the termination of Executive’s employment with the Company.

B. Executive shall continue to make himself reasonably available at such times and places, as do not unreasonably interfere with his ongoing business and personal activities, to the Company Group and to advise the Company Group at reasonable times, at the Company Group’s reasonable request, about disputes with third parties as to which Executive has knowledge, and Executive agrees to cooperate fully with the Company Group in connection with litigation, arbitration and similar proceedings (collectively “Dispute Proceedings”) and to provide testimony with respect to Executive’s knowledge in any such Dispute Proceedings involving the Company Group. In the event that Executive is requested by the Company or the Company Group to cooperate as required by this Section 7B, the Company shall reimburse Executive for his reasonable, documented out-of-pocket expenses.

8. Acknowledgment and Release.

A. In consideration of the Company’s execution of this Agreement, and except with respect to the Company’s obligations arising under this Agreement, Executive, for and on behalf of himself and his heirs and assigns, hereby waives and releases any common law, statutory or other complaints, claims, charges or causes of action arising out of or relating to Executive’s employment or termination of employment with, his serving in any capacity in respect of, or his status at any time as a holder of any securities of, any member of the Company Group, both known and unknown, in law or in equity, which Executive may now have or ever had against any member of the Company Group or any shareholder, employee, director or officer of any member of the Company Group (collectively, the “Company Releasees”), including, without limitation, any claim for any severance benefit which but for this Agreement might have been due Executive under any previous agreement executed by and between any member of the Company Group and Executive, and any complaint, charge or cause of action arising out of his employment with the Company Group under the Age Discrimination in Employment Act of 1967 (“ADEA,” a law which prohibits discrimination on the basis of age), the National Labor Relations Act, the Civil Rights Act of 1991, the Americans With Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act of 1974, the Family Medical Leave Act, the Securities Act of 1933, the Securities Exchange Act of 1934, the Equal Pay Act; the Rehabilitation Act of 1973; the Worker Adjustment and Retraining Notification Act; the California Fair Employment and Housing Act, the California Family Rights Act, California law regarding Relocations, Terminations, and Mass Layoffs, the California Labor Code, all as amended; and all other federal, state and local statutes, ordinances and regulations. By signing this Agreement, Executive acknowledges that he intends to waive and release any rights known or unknown he may have against the Company Releasees under these and any other laws; provided, that, Executive does not waive or release (i) claims with respect to the right to enforce this Agreement, the Performance Shares Award Agreement or the Stock Option Agreement, (ii) claims with respect to any vested right Executive may have under any employee pension or welfare benefit plan of the Company, or (iii) any rights to indemnification preserved by Section 14 of the Employment Agreement.

B. In consideration of Executive’s execution of this Agreement, and except with respect to Executive’s obligations arising under this Agreement, the Company, for and on behalf of itself, each of the other members of the Company Group, and their respective successors and assigns (collectively, the “Company Releasing Parties”), hereby waives and releases any common law, statutory or other complaints, claims, charges or causes of action arising out of or relating to Executive’s employment or termination of employment with, his serving in any capacity in respect of, or his status at any time as a member of the Company Group, both known and unknown, in law or in equity (collectively “Complaints”), which any Company Releasing Party may now have or ever had against Executive, his heirs and assigns (collectively, the “Executive Releasees”). By signing this Agreement, the Company acknowledges that, it intends to waive and release any rights, known or unknown, the Company Releasing Parties may have against the Executive Releasees under any laws; provided, that the Company does not waive or release (i) claims with respect to the right to enforce this Agreement, the Performance Shares Award Agreement or the Stock Option Agreement, (ii) claims with respect to Executive’s obligations and covenants under Sections 6 through 9 and 13 of the Employment Agreement or (iii) any claims, demands, rights, judgments, defenses, actions, charges or causes of action which are (x) based upon any acts or omissions of Executive that involve fraud, breach of fiduciary duty, gross negligence or intentional misconduct, or (y) cross-claims against Executive in any shareholder derivative lawsuit.

C. Executive acknowledges that he has not filed any complaint, charge, claim or proceeding against any of the Company Releasees before any local, state or federal agency, court or other body relating to his employment or the termination thereof (each individually a “Proceeding”). Executive represents that he is not aware of any basis on which such a Proceeding could reasonably be instituted.

D. Executive (i) acknowledges that he will not initiate or cause to be initiated on his behalf any Proceeding and will not participate in any Proceeding, in each case, except as required by law; and (ii) waives any right he may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding, including any Proceeding conducted by the Equal Employment Opportunity Commission (“EEOC”). Further, Executive understands that by entering into this Agreement, he will be limiting the availability of certain remedies that he may have against the Company and also limiting his ability to pursue certain claims against the Company Releasees. Notwithstanding the above, nothing in this Section 8 shall prevent Executive from (i) initiating or causing to be initiated on his behalf any complaint, charge, claim or proceeding against the Company before any local, state or federal agency, court or other body challenging the validity of the waiver of his claims under ADEA contained in this Section 8 (but no other portion of such waiver); or (ii) initiating or participating in (but not benefiting from) an investigation or proceeding conducted by the EEOC with respect to ADEA.

E. Executive acknowledges that he has twenty-one (21) days from the date of receipt of this Agreement to consider all of the provisions of this Agreement and he does hereby knowingly and voluntarily waive said given twenty-one (21) day period. EXECUTIVE FURTHER ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT CAREFULLY, HAS BEEN ADVISED BY THE COMPANY TO CONSULT AN ATTORNEY, AND FULLY UNDERSTANDS THAT BY SIGNING BELOW HE IS GIVING UP CERTAIN RIGHTS WHICH HE MAY HAVE TO SUE OR ASSERT A CLAIM AGAINST ANY OF THE COMPANY RELEASEES, AS DESCRIBED IN THIS SECTION 8 AND THE OTHER PROVISIONS HEREOF. EXECUTIVE ACKNOWLEDGES THAT HE HAS NOT BEEN FORCED OR PRESSURED IN ANY MANNER WHATSOEVER TO SIGN THIS AGREEMENT AND EXECUTIVE AGREES TO ALL OF ITS TERMS VOLUNTARILY.

F. Executive shall have seven (7) days from the date of his execution of this Agreement to revoke this Agreement, including the release given under this Section 8 with respect to all claims referred to herein (including, without limitation, any and all claims arising under ADEA). If Executive revokes this Agreement including, without limitation, the release given under this Section 8, Executive will be deemed not to have accepted the terms of this Agreement, and neither Executive nor the Company shall be bound by any Section of this Agreement.

G. It is the intention of the Parties that this Agreement should be effective as a bar to each and every claim, demand and cause of action stated above. In furtherance of this intention, Parties hereby expressly waive any and all rights and benefits conferred upon the Parties by the provisions of SECTION 1542 OF THE CALIFORNIA CIVIL CODE and expressly consent that the release of claims set forth in this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected claims, demands and causes of action, if any, as well as those relating to any other claims, demands and causes of action referred to above. SECTION 1542 provides:

“GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

9. Availability of Relief

A. In the event that Executive fails in any material respect to abide by any of the terms of this Agreement (which failure, if curable, continues after the Company has provided Executive with written notice thereof and a reasonable opportunity to cure), the Company may, in addition to any other remedies it may have, offset any benefits or payments that are subsequently due under this Agreement, without waiving the release granted herein.

B. Executive acknowledges and agrees that the remedy at law available to the Company for breach of his post-termination obligations would be inadequate and that damages flowing from such a breach may not readily be susceptible to being measured in monetary terms. Accordingly, Executive acknowledges, consents and agrees that, in addition to any other rights or remedies which the Company may have at law, in equity or under this Agreement, upon adequate proof of his violation of any such provision of this Agreement, the Company shall be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach, without the necessity of proof of actual damage and without the requirement of posting a bond.

10. Miscellaneous.

A. Notice. All notices, requests, demands or other communications that are required or may be given under this Agreement shall be in writing and shall be given by personal delivery, by certified or registered United States mail (postage prepaid, return receipt requested), by a nationally recognized overnight delivery service for next day delivery, or by facsimile transmission, as follows (or to such other address as any party may give in a notice given in accordance with the provisions hereof):

If to the Company,

Vice President, Human Resources

The Wet Seal, Inc.

26972 Burbank

Foothill Ranch, CA 92610

Facsimile No.: (949) 699-4722

If to Executive,

Joel N. Waller

1201 Yale Place

No. 1306

Minneapolis, MN 55403

Facsimile No.: (612) 339-4275

with a copy to:

Marvin C. Ingber

Attorney and Counselor at Law

6705 Apache Road

Edina, MN 55439-1001

Facsimile No.: (952) 941-3652

All notices, requests or other communications will be effective and deemed given only as follows: (i) if given by personal delivery, upon such personal delivery, (ii) if sent by certified or registered mail, on the fifth business day after being deposited in the United States mail, (iii) if sent for next day delivery by overnight delivery service, on the date of delivery as confirmed by written confirmation of delivery, (iv) if sent by facsimile, upon the transmitter’s confirmation of receipt of such facsimile transmission, except that if such confirmation is received after 5:00 p.m. (in the recipient’s time zone) on a business day, or is received on a day that is not a business day, then such notice, request or communication will not be deemed effective or given until the next succeeding business day. Notices, requests and other communications sent in any other manner, including by electronic mail, will not be effective.

B. Successors. This Agreement shall be binding upon and inure to the benefit of the Parties, their respective heirs, successors and assigns.

C. Taxes. Executive shall be responsible for the payment of any and all required federal, state, local and foreign taxes incurred, or to be incurred, in connection with any amounts payable, or benefits provided, to Executive under this Agreement. Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws and regulations with respect to any amounts payable, or benefits provided, to Executive under this Agreement and report on any applicable federal, state, local or foreign tax reporting form any income to Executive determined by the Company as resulting from such amounts payable or benefits provided hereunder.

D. Death Benefit. In the event Executive should die before all amounts payable to him under this Agreement are paid in full, the amounts remaining to be paid under this Agreement at the time of his death shall be paid (at such times as such amounts would have been paid to Executive) to his surviving spouse, if any, and otherwise to his estate.

E. Severability. In the event that any provision of this Agreement is determined to be invalid or unenforceable, the remaining terms and conditions of this Agreement shall be unaffected and shall remain in full force and effect. In addition, if any provision is determined to be invalid or unenforceable due to its duration and/or scope, the duration and/or scope of such provision, as the case may be, shall be reduced, such reduction shall be to the smallest extent necessary to comply with applicable law, and such provision shall be enforceable, in its reduced form, to the fullest extent permitted by applicable law.

F. Non-Admission. Nothing contained in this Agreement shall be deemed or construed as an admission of wrongdoing or liability on the part of Executive or on the part of the Company.

G. No Mitigation. Executive shall not be required to mitigate the amount of any payment or benefit provided for pursuant to this Agreement by seeking other employment and, to the extent that Executive obtains or undertakes other employment, such payment or benefit will not be reduced by the earnings of Executive from the other employment.

H. Governing Law; Jurisdiction; Jury Trial Waiver. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California, without regard to principles of conflicts of laws which could cause the application of the laws of any jurisdiction other than the State of California. Any proceeding to enforce, interpret or challenge the validity of, or recover for the breach of, any provision of this Agreement may be filed in the courts of the State of California or the United States District Court sitting in California, and the Parties expressly waive any and all objections to personal jurisdiction, service of process or venue in connection therewith.

I. Counterparts. This Agreement may be executed by one or more of the Parties hereto on any number of separate counterparts and all such counterparts shall be deemed to be one and the same instrument. Each party hereto confirms that any facsimile copy of such party’s executed counterpart of this Agreement (or its signature page thereof) shall be deemed to be an executed original thereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

THE WET SEAL INC.

/S/ STEVEN H. BENRUBI
Name: Steven H. Benrubi
Title: Executive Vice President & Chief Financial Officer

EXECUTIVE

/S/ JOEL N. WALLER
Joel N. Waller